Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Brian D. Keogh
425/453-9400

ESTERLINE TO ACQUIRE WESTON AEROSPACE

Esterline/Weston Combination Creates New Market Leader for Jet Engine Sensors

      BELLEVUE, Wash., May 22, 2003-Esterline Technologies today announced an agreement to acquire the outstanding stock of UK-based Weston Group from The Roxboro Group Plc. The transaction significantly enhances Esterline's position in high-end aerospace sensors, making it a market leader to the world's jet engine manufacturers, and boosting its Sensors & Systems segment sales by nearly 50%.

      Weston is the leading supplier of high-end sensors for large thrust jet engines, complementing Esterline's leading position in similar sensors for medium thrust jet engines.

      Robert W. Cremin, Esterline's chief executive officer said, "...the beauty of this deal is that it's truly win/win. Roxboro doesn't have a large enough aerospace footprint to maximize the strength of Weston; the Esterline/Weston combination will have real clout in the market." Cremin said, "...together we will have better technology, broader product lines, a larger customer base, and a stronger competitive position. This means more prospects for growth and more opportunities to solve our customers' tough problems."

      Cremin said that aerospace sensor technology "...is one of our core strengths and a niche that we have been actively consolidating for years. At stake was securing the number one position, and it made sense for us to seize that opportunity," he said.

      Cremin said that he also expects to build Weston's defense presence. He said that Esterline has had, "...great success creating new opportunities in the defense sector for acquired companies that prior to joining us served predominantly commercial aerospace customers."

      Esterline is a leading supplier of aircraft engine temperature and pressure sensors to continental European customers including CFM International, a Snecma/GE joint venture that produces the engine family used on all Boeing 737s and more than 40% of all Airbus planes. Weston is the leading supplier of temperature, fuel density and speed sensors to Rolls Royce in the UK. In addition, both Esterline and Weston have a growing presence in North America. Cremin said that he expects the "...combination of the two companies will strengthen our position in all of these venues, especially when the industry begins to pick up."

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      Page 2 of 2-Esterline to Acquire Roxboro's Weston Group

      Cremin continued, "...I'm very pleased that Richard Wood, a recognized industry leader, will remain as Weston's president." He added, "...as with our previous acquisitions, we plan to fully utilize the solid talent base we gain with this transaction: nearly 450 employees, 60 of whom are highly skilled engineers."

      Esterline was advised in this transaction by Quarterdeck Investment Partners. The Weston Group consists of Weston Aerospace, Farnborough and Enfield, UK, Norwich Aero Products, Norwich, N.Y. and Pressure Systems Inc., Hampton, Virginia. Esterline plans to finance this $88 million acquisition with debt financing.

      Esterline, a leading aerospace/defense specialty component manufacturer, will conduct a conference call to discuss the transaction on Thursday, May 22, 2003, at 1 p.m. PDT (4 p.m. EDT). Listeners may access the conference call live over the Internet at the following locations: www.esterline.com and www.ccbn.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of Esterline, are not guarantees of future performance, and involve risks and uncertainties that are difficult to predict. Esterline's actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to changes in aerospace/defense industry demand or other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended October 25, 2002.

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